UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2023

FTC Solar, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40350	81-4816270
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9020 N Capital of Texas Hwy, Suite I-260
Austin, Texas		78759
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 737 787-7906

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTCI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thurman J. “T.J.” Rodgers resigned from his position as a director of FTC Solar, Inc. (the “Company”) on January 19, 2023, effective immediately. Mr. Rodgers’ resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 19, 2023, the Board of Directors of the Company (the “Board”) appointed Shaker Sadasivam as Chairman of the Board, effective immediately. Mr. Sadasivam has served as a member of the Board since January 2017 and is currently Chairman of the Board’s Compensation Committee and a member of each of the Board’s Nominating and Corporate Governance Committee and Audit Committee.

In addition, on January 19, 2023, the Board appointed Tamara Mullings as an independent director of the Company, effective immediately, in order to fill the vacancy resulting from the resignation of Mr. Rodgers. Mrs. Mullings will serve as a Class I director with a term expiring at the 2025 annual meeting of the stockholders of the Company. The Board also appointed Mrs. Mullings as a member of the Board’s Compensation Committee.

Mrs. Mullings brings to the Company broad experience across energy and technology. Prior to becoming a Board Observer at the Company, a position held since April 2021, she served as Assistant Vice President of Global Technology Services at MetLife, Inc. (NYSE: MET) from 2017 to 2021. Earlier in her career, she served as Chief of Staff for SunEdison and Head of E-Commerce for True Glory Brands, as well as in strategy and program management roles with Southern California Edison Company and International Business Machines Corporation (NYSE: IMB). Mrs. Mullings received her MBA from Stanford University and a chemical engineering degree from Princeton University.

In connection with the appointment, Mrs. Mullings will enter into an indemnification agreement with the Company in substantially the same form as the Company has entered into with its other directors. As of the date of the appointment, Mrs. Mullings has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K.

Mrs. Mullings will receive the standard annual Board compensation for non-employee directors, including (i) an annual cash retainer equal to $50,000, paid in the first year upon appointment to the Board and in subsequent years at the beginning of the year and (ii) an annual grant of restricted stock units (“RSUs”) valued at $160,000, paid in the first year upon appointment to the Board and in subsequent years on the date of the annual meeting of stockholders, that will vest in full on the first anniversary of the date of grant. As a new non-employee director, and as part of the Company’s standard Board compensation, Mrs. Mullings is also expected to receive a one-time grant of RSUs valued at $240,000 that will vest in three equal installments on each of the first three anniversaries of the date of grant, subject in each case to Mrs. Mullings continued service on the Board through and including the applicable vesting date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1*	Press release dated January 23, 2023
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* - Included herein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTC SOLAR, INC.

Date:	January 23, 2023	By:	/s/ Phelps Morris
Phelps Morris Chief Financial Officer